Exhibit 99.1
Cronos Group Reports 2021 Fourth Quarter and Full-Year Results

Consolidated net revenue increased 59% in Full Year 2021 compared to Full Year 2020

Announces the planned exit of its Peace Naturals Campus in Stayner, Ontario to streamline supply chain and improve profitability

TORONTO, March 1, 2022 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2021 fourth quarter and full-year business results.

“I am proud of the dedication and resilience our team has shown throughout the past year as we navigated through a dynamic market environment,” said Kurt Schmidt, President and CEO, Cronos Group. “Our fourth quarter 2021 results indicate positive momentum, which we will look to carry forward as we begin to implement our strategic and operational realignment initiatives. As we look to 2022, we will continue to realign Cronos Group’s organizational structure to match our strategy, with a primary focus on adult-use products and elevating our brands through rare cannabinoids. We also remain intensely focused on positioning ourselves for long-term opportunities by continuing to invest in our brands, creating and supporting an efficient manufacturing strategy, investing in rare cannabinoids and innovation, and readying Cronos Group for entry into the U.S. cannabis market once federally permitted. We are optimistic about the future of the Company and the year ahead.”

“In addition to the results we are announcing today and in line with our focus on enhancing agility and fostering long-term growth, we have made the decision to exit our Peace Naturals Campus in Stayner, Ontario. As we continue to execute our asset-light approach and focus on brands and R&D, we will continue to leverage our joint venture with Cronos GrowCo and other contract manufacturing partnerships moving forward. We are grateful to our Stayner associates for their hard work and the contributions they have made to Cronos Group, and appreciate their ongoing support in helping to provide a seamless transition out of the facility throughout 2022.”

Financial Results

(in thousands of USD)	Three months ended December 31,	Change	Year ended December 31,	Change
2021	2020	$	%	2021	2020	$	%
Net revenue
United States	$3,106	$3,506	$(400)	(11)%	$9,874	$9,495	$379	4%
Rest of World	22,689	13,540	9,149	68%	64,561	37,224	27,337	73%
Consolidated net revenue	25,795	17,046	8,749	51%	74,435	46,719	27,716	59%

Cost of sales	23,852	16,913	6,939	41%	80,008	46,497	33,511	72%
Inventory write-down	—	15,031	(15,031)	(100)%	11,961	26,055	(14,094)	(54)%
Gross profit	$1,943	$(14,898)	$16,841	113%	$(17,534)	$(25,833)	$8,299	32%
Gross margin(i)	8%	(87)%	N/A	95	pp	(24)%	(55)%	N/A	31	pp

Net loss(ii)	$(133,892)	$(111,712)	$(22,180)	(20)%	$(397,204)	$(75,270)	$(321,934)	(428)%

Adjusted EBITDA(iii)	$(27,357)	$(53,133)	$25,776	49%	$(160,463)	$(147,253)	$(13,210)	(9)%

Other Data
Cash and cash equivalents(iv)	$886,973	$1,078,023	$(191,050)	(18)%
Short-term investments (iv)	117,684	211,766	(94,082)	(44)%
Capital expenditures(v)	567	10,963	(10,396)	(95)%	12,262	35,391	(23,129)	(65)%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) Net loss of $133.9 million in Q4 2021 increased by $22.2 million from Q4 2020. The increase in losses year-over-year was primarily driven by an increase in operating loss that was primarily driven by a combined $123.9 million in non-cash impairment charges. Net loss of $397.2 million in Full-Year 2021 increased by $321.9 million from Full-Year 2020. The increase in losses year-over-year was primarily driven by an increase in operating loss that was primarily driven by a combined $363.7 million in non-cash impairment charges.
(iii)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”).
(iv)  Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represents component information of investing activities and is defined as the sum of purchase of property, plant and equipment, net of disposals, and purchase of intangible assets, net of disposals.

Fourth Quarter 2021
•Net revenue of $25.8 million in Q4 2021 increased by $8.7 million from Q4 2020. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada and increased sales in the Israeli medical market.
•Gross profit of $1.9 million in Q4 2021 improved by $16.8 million from Q4 2020. The improvement year-over-year was primarily driven by increased gross profit in the Rest of World (“ROW”) segment as well as a decline in inventory write-downs.
•Adjusted EBITDA of $(27.4) million in Q4 2021 improved by $25.8 million from Q4 2020. The improvement year-over-year was primarily driven by the improvement in gross profit and a decrease in sales and marketing and research and development expenses.
•Capital expenditures of $0.6 million in Q4 2021 decreased by $10.4 million from Q4 2020. The decrease year-over-year was primarily driven by a reduction in construction costs in the ROW segment and a decrease in costs related to the implementation of the Company’s enterprise resource planning ("ERP") system.

Full-Year 2021
•Net revenue of $74.4 million in Full-Year 2021 increased by $27.7 million from Full-Year 2020. The increase year-over-year was primarily driven by continued growth in the adult-use market in Canada and increased sales in the Israeli medical market
•Gross profit of $(17.5) million in Full-Year 2021 improved by $8.3 million from Full-Year 2020. The improvement year-over-year was primarily driven by a reduction in inventory write-downs and favorable sales mix of our cannabis extract products in the ROW segment.
•Adjusted EBITDA of $(160.5) million in Full-Year 2021 decreased by $13.2 million from Full-Year 2020. The decrease year-over-year was primarily driven by an increase in sales and marketing expenses, general and administrative expenses, which were primarily due to an increase in the allowance for expected credit losses of $12.0 million, and research and development expenses.
•Capital expenditures of $12.3 million in Full-Year 2021 decreased by $23.1 million from Full-Year 2020. The decrease year-over-year was primarily driven by a reduction in construction costs in the ROW segment and a decrease in costs related to the implementation of the Company's ERP system.

Business Updates

Strategic and Organizational Update
Following a careful evaluation of the Company's global supply chain, the Company has announced today the planned exit of its Peace Naturals Campus in Stayner, Ontario, Canada.

Cronos Group will continue to operate the Peace Naturals Campus with a phased reduction and transition of activities with a planned exit by the end of 2022. Various research and development initiatives, inclusive of cannabinoid formulation, product development, tissue culture and micropropagation will continue across multiple facilities available to Cronos Group.

Continuing to optimize and maintain an agile supply chain is a core element of Cronos Group's strategy. Importantly, Cronos Group has focused on building joint ventures and partnerships around the world with best-in-class operators, such as Cronos GrowCo ("GrowCo") the Company's joint venture with leading Canadian large-scale greenhouse operators. As GrowCo has developed its capabilities, it has become an important component of the Company's biomass supply. Cronos Group looks forward to leveraging GrowCo's capabilities in premium flower cultivation and efficient downstream processing, with the intention to improve profitability of the Company's Canadian operations. Cronos Group intends to obtain a sales license from Health Canada at GrowCo's facility to maintain the Company's customer relationships and ability to continue supplying the Canadian market. In addition to further leveraging its joint venture with GrowCo, Cronos Group will continue to maintain a network of third-party licensed producers to supplement its cultivation and manufacturing needs.

As a result of the Company's planned exit from the Peace Naturals Campus, the Company has incurred a $119.9 million non-cash impairment charge on long-lived assets in the fourth quarter of 2021. In addition, the Company expects to incur charges of approximately $4.5 million in connection with the planned exit, all of which impact the ROW segment. These charges include employee-related costs, such as severance, relocation and other termination benefits, as well as contract termination and other related costs, which are expected to be incurred primarily in the second half of 2022. In addition, the Company anticipates capital expenditures of approximately $2.5 million to modernize information technology systems and build distribution capabilities.

Rest of World Results

Cronos Group’s ROW reporting segment includes results of the Company’s operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended December 31,	Change	Year ended December 31,	Change
2021	2020	$	%	2021	2020	$	%
Cannabis flower	$18,857	$11,559	$7,298	63%	$55,194	$27,932	$27,262	98%
Cannabis extracts	3,787	1,938	1,849	95%	8,807	8,759	48	1%
Other	45	43	2	(5)%	560	533	27	5%
Net revenue	22,689	13,540	9,149	68%	64,561	37,224	27,337	73%

Cost of sales	20,287	15,232	5,055	33%	70,193	41,162	29,031	71%
Inventory write-down	—	15,031	(15,031)	(100)%	11,961	26,055	(14,094)	(54)%
Gross profit	$2,402	$(16,723)	$19,125	114%	$(17,593)	$(29,993)	$12,400	41%
Gross margin	11%	(124)%	N/A	135	pp	(27)%	(81)%	N/A	54	pp

Fourth Quarter 2021
•Net revenue of $22.7 million in Q4 2021 increased by $9.1 million from Q4 2020. The increase year-over-year was primarily driven by growth in the adult-use extracts and flower categories in Canada and sales in the Israeli medical market.
•Gross profit of $2.4 million in Q4 2021 improved by $19.1 million from Q4 2020. The improvement year-over-year was primarily driven by a reduction in inventory write-downs and increased sales of cannabis extracts, which carry higher gross profit and gross margin than other product categories.

Full-Year 2021
•Net revenue of $64.6 million in Full-Year 2021 increased by $27.3 million from Full-Year 2020. The increase year-over-year was primarily driven by growth in the adult-use flower category in Canada and increased sales in the Israeli medical market.
•Gross profit of $(17.6) million in Full-Year 2021 improved by $12.4 million from Full-Year 2020. The improvement year-over-year was primarily driven by a reduction in inventory write-downs and favorable sales mix of cannabis extract products.

United States Results

Cronos Group’s U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended December 31,		Change			Year ended December 31,		Change
	2021	2020	$	%		2021	2020	$	%
Net revenue	$3,106	3,506	$(400)	(11)%		$9,874	$9,495	$379	4%

Cost of sales	3,565	1,681	1,884	112%		9,815	5,335	4,480	84%
Gross profit	$(459)	$1,825	$(2,284)	(125)%		$59	$4,160	$(4,101)	(99)%
Gross margin	(15)%	52%	N/A	(67)	pp	1%	44%	N/A	(43)	pp

Fourth Quarter 2021
•Net revenue of $3.1 million in Q4 2021 decreased by $0.4 million from Q4 2020. The decrease year-over-year was primarily driven by a reduction in volume due to competitive pressures.
•Gross profit of $(0.5) million in Q4 2021 decreased by $2.3 million from Q4 2020. The decrease year-over-year was primarily due to increased production costs and inventory valuation adjustments to reflect net realizable value.

Full-Year 2021
•Net revenue of $9.9 million in Full-Year 2021 increased by $0.4 million from Full-Year 2020. The increase year-over-year was primarily driven by the introduction of new U.S. hemp-derived CBD products.
•Gross profit of $0.1 million in Full-Year 2021 decreased by $4.1 million from Full-Year 2020. The decrease year-over-year was primarily due to the costs associated with the introduction of new products, inventory valuation adjustments to reflect net realizable value, and increased headcount.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, March 1, 2022 at 8:30 a.m. EST to discuss 2021 Fourth Quarter and Full-Year business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 6599242

About Cronos Group

Cronos Group is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s diverse international brand portfolio includes Spinach®, PEACE NATURALS®, Lord Jones®, Happy Dance® and PEACE+™. For more information about Cronos Group and its brands, please visit: thecronosgroup.com.

Forward-looking statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States ("U.S.") state and federal law to U.S. hemp (including CBD and other U.S. hemp derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over U.S. hemp (including CBD and other U.S. hemp derived cannabinoids) products;
•the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture and relevant state regulatory authorities;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of our exit from our facility in Stayner, Ontario and the expected costs and benefits from the wind-down of the Stayner facility;
•our ability to effectively wind-down the Stayner facility in an organized fashion and acquire raw materials from other suppliers, including GrowCo;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products and cannabis products;

•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;
•expectations regarding the implementation and effectiveness of key personnel changes;
•the anticipated benefits and impact of the Altria Group' Inc.'s ("Altria") investment in us (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•the potential exercise of one warrant of the Company included as part of the Altria Investment held by Altria, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;
•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks Holdings, Inc.;
•our ability to execute on our strategy and the anticipated benefits of such strategy;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and research and development ("R&D") initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•uncertainties as to our ability to exercise an option to buy Class A shares of common stock of PharmaCann Inc. (the "PharmaCann Option") in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann, Inc. (“PharmaCann”);
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•expectations regarding our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to future sales and distribution channels and networks;
•the expected methods to be used to distribute and sell our products;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to efficiently and effectively exit the Stayner facility, receive the benefits of the Stayner exit and acquire raw materials on a timely and cost-effective basis from third-parties, including GrowCo; (ii) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (iii) management’s perceptions of historical trends, current conditions and expected future developments; (iv) our ability to generate cash flow from operations; (v) general economic, financial market, regulatory and political conditions in which we operate; (vi) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vii) consumer interest in our products; (viii) competition; (ix) anticipated and unanticipated costs; (x) government regulation of our activities and products including, but not limited, to the areas of taxation and environmental protection; (xi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xii) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xiii) our ability to conduct operations in a safe, efficient and effective manner; (xiv) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xv) our ability to realize the expected cost savings, efficiencies and other benefits of our Realignment and employee turnover related thereto; (xvi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xvii) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; and (xviii) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that we may not be able to exit our Stayner facility in a disciplined manner or achieve the anticipated benefits of the exit or be able to access raw materials on a timely and cost-effective basis from third-parties, including GrowCo; the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; the risks that our Realignment, the closure of the Stayner facility and our further leveraging of our strategic partnerships will not result in the expected cost savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our remediation of material weaknesses in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(In thousands of USD)

	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$886,973	$1,078,023
Short-term investments	117,684	211,766
Accounts receivable, net	22,067	8,928
Other receivables	5,765	10,033
Current portion of loans receivable, net	5,460	7,083
Prepaids and other current assets	8,967	11,161
Inventory, net	32,802	44,002
Held-for-sale assets	—	1,176
Total current assets	1,079,718	1,372,172
Investments in equity accounted investees, net	16,764	19,235
Other investments	118,392	—
Non-current portion of loans receivable, net	80,635	87,191
Property, plant and equipment, net	74,070	187,599
Right-of-use assets	8,882	9,776
Goodwill	1,098	179,522
Intangible assets, net	18,079	69,720
Other assets	100	467
Total assets	$1,397,738	$1,925,682

Liabilities
Current liabilities
Accounts payable	$11,218	$19,346
Accrued liabilities	26,069	22,756
Current portion of lease obligation	2,711	1,322
Derivative liabilities	14,375	163,410
Total current liabilities	54,373	206,834
Due to non-controlling interests	1,913	2,188
Non-current portion of lease obligation	7,095	8,492
Deferred income tax liability	81	—
Total liabilities	63,462	217,514

Shareholders’ equity
Share capital	595,497	569,260
Additional paid-in capital	32,465	34,596
Retained earnings	659,416	1,064,509
Accumulated other comprehensive income	49,865	42,999
Total equity attributable to shareholders of Cronos Group	1,337,243	1,711,364
Non-controlling interests	(2,967)	(3,196)
Total shareholders' equity	1,334,276	1,708,168
Total liabilities and shareholders' equity	$1,397,738	$1,925,682

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the years ended December 31, 2021, 2020 and 2019
(In thousands of USD, except share and per share amounts)

	Year ended December 31,
	2021	2020	2019
Net revenue, before excise taxes	$89,486	$54,353	$25,639
Excise taxes	(15,051)	(7,634)	(1,889)
Net revenue	74,435	46,719	23,750
Cost of sales	80,008	46,497	12,174
Inventory write-down	11,961	26,055	29,173
Gross profit	(17,534)	(25,833)	(17,597)
Operating expenses
Sales and marketing	44,937	34,386	23,048
Research and development	23,331	20,366	12,155
General and administrative	96,482	80,569	81,479
Share-based payments	10,151	15,361	11,619
Depreciation and amortization	4,484	2,872	2,090
Impairment loss on goodwill and indefinite-lived intangible assets	236,056	40,000	—
Impairment loss on long-lived assets	127,619	—	—
Repurposing charges	—	—	5,328
Total operating expenses	543,060	193,554	135,719
Operating loss	(560,594)	(219,387)	(153,316)
Other income (expense)
Interest income, net	9,071	18,415	27,969
Gain on revaluation of derivative liabilities	151,360	129,254	1,276,819
Gain on disposal of investments	—	4,789	16,277
Share of loss from equity accounted investments	(6,313)	(4,510)	(2,009)
Gain (loss) on revaluation of financial instruments	8,611	(9)	197
Other, net	730	(1,825)	—
Total other income	163,459	146,114	1,319,253
Income (loss) before income taxes	(397,135)	(73,273)	1,165,937
Income tax expense (benefit)	(431)	1,347	—
Income (loss) from continuing operations	(396,704)	(74,620)	1,165,937
Loss from discontinued operations	(500)	(650)	(363)
Net income (loss)	(397,204)	(75,270)	1,165,574
Net loss attributable to non-controlling interest	(1,097)	(2,133)	(932)
Net income (loss) attributable to Cronos Group	$(396,107)	$(73,137)	$1,166,506
Comprehensive income (loss)
Net income (loss)	$(397,204)	$(75,270)	$1,165,574
Foreign exchange gain on translation	8,192	14,951	37,687
Comprehensive income (loss)	(389,012)	(60,319)	1,203,261
Comprehensive income (loss) attributable to non-controlling interest	229	(2,343)	(953)
Comprehensive income (loss) attributable to Cronos Group	$(389,241)	$(57,976)	$1,204,214
Net income (loss) from continuing operations per share
Basic	$(1.07)	$(0.21)	$3.76
Diluted	$(1.07)	$(0.21)	$3.33
Weighted average number of outstanding shares
Basic	370,390,965	351,576,848	310,067,179
Diluted	370,390,965	351,576,848	342,811,992

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the three months ended December 31, 2021 and 2020
(In thousands of USD, except share and per share amounts, unaudited)

	Three months ended December 31,
	2021	2020
Net revenue, before excise taxes	$31,394	$19,956
Excise taxes	(5,599)	(2,910)
Net revenue	25,795	17,046
Cost of sales	23,852	16,913
Inventory write-down	—	15,031
Gross profit	1,943	(14,898)
Operating expenses
Sales and marketing	10,653	13,537
Research and development	6,557	7,411
General and administrative	19,613	19,481
Share-based payments	2,420	2,463
Depreciation and amortization	1,455	620
Impairment loss on goodwill and indefinite-lived intangible assets	1,000	—
Impairment loss on long-lived assets	122,880	—
Repurposing charges	—	—
Total operating expenses	164,578	43,512
Operating loss	(162,635)	(58,410)
Other income (expense)
Interest income, net	2,385	3,149
Gain (loss) on revaluation of derivative liabilities	20,070	(53,541)
Gain on disposal of investments	—	46
Share of loss from equity accounted investments	(2,141)	(1,217)
Gain (loss) on revaluation of financial instruments	8,463	(302)
Other, net	(306)	(947)
Total other income (expense)	28,471	(52,812)
Income (loss) before income taxes	(134,164)	(111,222)
Income tax expense (benefit)	(272)	359
Income (loss) from continuing operations	(133,892)	(111,581)
Loss from discontinued operations	—	(131)
Net income (loss)	(133,892)	(111,712)
Net income (loss) attributable to non-controlling interests	(255)	(479)
Net income (loss) attributable to Cronos Group	$(133,637)	$(111,233)

Comprehensive income (loss)
Net income (loss)	$(133,892)	$(111,712)
Foreign exchange gain (loss) on translation	1,256	50,605
Comprehensive income (loss)	(132,636)	(61,107)
Comprehensive income (loss) attributable to non-controlling interests	62	(693)
Comprehensive income (loss) attributable to Cronos Group	$(132,698)	$(60,414)
Net income (loss) from continuing operations per share
Basic	$(0.36)	$(0.31)
Diluted	$(0.36)	$(0.31)
Weighted average number of outstanding shares
Basic	374,227,930	358,068,549
Diluted	374,227,930	358,068,549

Cronos Group Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2021, 2020, and 2019
(In thousands of USD)

	Year ended December 31,
	2021	2020	2019
Operating activities
Net income (loss)	$(397,204)	$(75,270)	$1,165,574
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on revaluation of derivative liabilities	(151,360)	(129,254)	(1,276,819)
Impairment loss on goodwill and indefinite-lived intangible assets	236,056	40,000	—
Impairment loss on long-lived assets	127,619	—	—
Expected credit losses on long-term financial assets	12,202	2,437	—
Share-based payments	10,151	15,361	11,619
Depreciation and amortization	15,402	11,176	4,271
Share of loss from investments in equity accounted investees	6,313	4,510	2,009
Gain on disposal of investments	—	(4,789)	(16,277)
Loss (gain) on revaluation of financial instruments	(8,611)	9	(197)
Non-cash sales and marketing	1,383	2,863	410
Non-cash repurposing costs	—	—	4,439
Other non-cash operating activity expense (income)	(3,562)	1,215	(46)
Changes in operating assets and liabilities:
Accounts receivable, net	(13,163)	(4,724)	(566)
Other receivables	3,838	(5,300)	(10,509)
Prepaids and other current assets	3,102	—	(4,585)
Inventory, net	11,565	(4,866)	(23,073)
Accounts payable	(2,373)	(3,292)	(46)
Accrued liabilities	(4,974)	5,053	12,603
Net cash used in operating activities	(153,616)	(144,871)	(131,193)

Investing activities
Proceeds from short-term investments	215,303	296,730	—
Purchase of short-term investments	(119,610)	(201,326)	(299,923)
Purchase of investments	(110,392)	—	(1,658)
Proceeds from sale of investments	—	4,789	19,614
Proceeds from held-for-sale assets	2,770	—	—
Advances to joint ventures, net of repayments	(4,707)	(44,652)	(58,472)
Purchase of property, plant and equipment, net of disposals	(11,144)	(31,412)	(38,664)
Purchase of intangible assets, net of disposals	(1,118)	(3,979)	(289)
Acquisition of Redwood	—	—	(224,295)
Other non-cash investing activity expense	—	—	415
Net cash provided by (used in) investing activities	(28,898)	20,150	(603,272)

Cronos Group Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2021, 2020, and 2019
(In thousands of USD)

	Year ended December 31,
	2021	2020	2019
Financing activities
Advance to non-controlling interests	—	(1,019)	—
Withholding taxes paid on equity awards	(13,458)	(2,148)	(915)
Proceeds from Altria Investment	—	—	1,809,556
Proceeds from exercise of Top-up Rights	—	—	67,051
Proceeds from exercise of warrants and options	16	116	1,455
Share issuance costs	—	—	(3,722)
Repayment of construction loan payable	—	—	(15,971)
Advance under Credit Facility	—	—	48,715
Repayment of Credit Facility	—	—	(48,309)
Net cash provided by (used in) financing activities	(13,442)	(3,051)	1,857,860
Effect of foreign currency translation on cash and cash equivalents	4,906	6,102	52,371
Net change in cash and cash equivalents	(191,050)	(121,670)	1,175,766
Cash and cash equivalents, beginning of period	1,078,023	1,199,693	23,927
Cash and cash equivalents, end of period	$886,973	$1,078,023	$1,199,693

Supplementary cash flow information:
Interest paid	$—	$—	$759
Interest received	8,988	18,105	25,520
Taxes paid	892	—	—

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure which excludes non-cash items or items that do not reflect management’s assessment of on-going business performance of our operating segments. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense, depreciation and amortization adjusted for: share of loss from equity accounted investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; gain on revaluation of derivative liabilities; gain on revaluation of financial instruments; transaction costs related to strategic projects; other, net; loss from discontinued operations; share-based payments; and review and investigation costs related to the restatements of the Company’s 2019 and 2021 interim financial statements, including costs related to the Company’s responses to the reviews of such financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of year-over-year results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

Adjusted EBITDA is reconciled to net income (loss) as follows for the years ended December 31, 2021 and 2020:

(in thousands of USD)	Year ended December 31, 2021
	US	ROW	Corporate	Total
Net income (loss)	$(283,883)	$(81,811)	$(31,510)	$(397,204)
Interest income, net	(40)	(9,031)	—	(9,071)
Income tax benefit	(89)	(342)	—	(431)
Share of loss from equity accounted investees	—	6,313	—	6,313
Impairment loss on goodwill and indefinite-lived intangible assets	236,019	37	—	236,056
Impairment loss on long-lived assets	2,955	124,664	—	127,619
Gain on revaluation of derivative liabilities	—	(151,360)	—	(151,360)
Gain on revaluation of financial instruments	—	(8,611)	—	(8,611)
Transaction costs	—	—	3,801	3,801
Other, net	3	(733)	—	(730)
Loss from discontinued operations	—	500	—	500
Share-based payments	3,401	6,750	—	10,151
Financial statement review costs	—	—	7,102	7,102
Depreciation and amortization	917	14,485	—	15,402
Adjusted EBITDA	$(40,717)	$(99,139)	$(20,607)	$(160,463)

(in thousands of USD)	Year ended December 31, 2020
	US	ROW	Corporate	Total
Net income (loss)	$(77,368)	$32,671	$(30,573)	$(75,270)
Interest expense (income), net	18	(18,433)	—	(18,415)
Income tax expense	323	1,024	—	1,347
Share of loss from equity accounted investees	—	4,510	—	4,510
Impairment loss on goodwill and indefinite-lived intangible assets	40,000	—	—	40,000
Gain on revaluation of derivative liabilities	—	(129,254)	—	(129,254)
Loss on revaluation of financial instruments	—	9	—	9
Transaction costs	40	—	—	40
Gain on disposal of investments	—	(4,789)	—	(4,789)
Other, net	20	1,805	—	1,825
Loss from discontinued operations	—	650	—	650
Share-based payments	8,714	6,647	—	15,361
Financial statement review costs	—	—	9,688	9,688
Depreciation and amortization	234	6,811	—	7,045
Adjusted EBITDA	$(28,019)	$(98,349)	$(20,885)	$(147,253)

Adjusted EBITDA is reconciled to net income (loss) as follows for the three months ended December 31, 2021 and 2020:

(in thousands of USD)	Three months ended December 31, 2021
	US	ROW	Corporate	Total
Net income (loss)	$(10,445)	$(116,489)	$(6,958)	$(133,892)
Interest income, net	(13)	(2,372)	—	(2,385)
Income tax benefit	(89)	(183)	—	(272)
Share of loss from equity accounted investees	—	2,141	—	2,141
Impairment loss on goodwill and indefinite-lived intangible assets	1,000	—	—	1,000
Impairment loss on long-lived assets	—	122,880	—	122,880
Gain on revaluation of derivative liabilities	—	(20,070)	—	(20,070)
Gain on revaluation of financial instruments	—	(8,463)	—	(8,463)
Other, net	3	303	—	306
Share-based payments	867	1,553	—	2,420
Financial statement review costs	—	—	2,487	2,487
Depreciation and amortization	381	6,110	—	6,491
Adjusted EBITDA	$(8,296)	$(14,590)	$(4,471)	$(27,357)

(in thousands of USD)	Three months ended December 31, 2020
	US	ROW	Corporate	Total
Net income (loss)	$(12,861)	$(92,969)	$(5,882)	$(111,712)
Interest expense (income), net	4	(3,153)	—	(3,149)
Income tax expense	180	179	—	359
Share of loss from equity accounted investees	—	1,217	—	1,217
Loss on revaluation of derivative liabilities	—	53,541	—	53,541
Loss on revaluation of financial instruments	—	302	—	302
Gain on disposal of investments	—	(46)	—	(46)
Other, net	(1)	948	—	947
Loss from discontinued operations	—	131	—	131
Share-based payments	783	1,680	—	2,463
Financial statement review costs	—	—	864	864
Depreciation and amortization	130	1,820	—	1,950
Adjusted EBITDA	$(11,765)	$(36,350)	$(5,018)	$(53,133)

Foreign currency exchange rates

All currency amounts in this press release are stated in U.S. dollars ("USD"), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company’s foreign operations are translated into USD at the exchange rate in effect as of December 31, 2021, December 31, 2020 and December 31, 2019 as reported using Bloomberg. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period as reported using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	Year ended December 31,
	2021	2020	2019
Average rate	1.2541	1.3411	1.3268
Spot rate	1.2746	1.2751	1.2990

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com